Exhibit 23

Independent Auditors' Consent



We consent to the incorporation by reference in the Registration Statement of Gottschalks Inc. on Form S-8, dated January 4, 1996, pertaining to the Gottschalks Inc. Retirement Savings Plan and Trust of our report dated September 25, 1995, appearing in this Annual Report on Form 11-K of Gottschalks Inc. Retirement Savings Plan and Trust for the year ended January 31, 1995.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Fresno, California
January 4, 1996

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